Exhibit 99.1

News Release

Contact:
James M. Sullivan
Executive Vice President and Chief Financial Officer
+1 414-319-8509

JOY GLOBAL ANNOUNCES FIRST QUARTER
FISCAL 2016 OPERATING RESULTS

Milwaukee, WI - March 3, 2016 - Joy Global Inc. (NYSE: JOY), a worldwide leader in high-productivity mining solutions, today reported first quarter fiscal 2016 results.

First Quarter Summary

•	Bookings $550 million, down 21 percent from a year ago

•	Service bookings $432 million, down 18 percent from a year ago

•	Net sales $526 million, down 25 percent from a year ago

•	(Loss) Earnings per diluted share $(0.41), compared to $0.31 a year ago

•	Adjusted (loss) earnings per diluted share $(0.23), compared to $0.29 a year ago

•	Cash from operations $109 million, up $127 million from a year ago

First Quarter Operating Results

"While market conditions took another step down this quarter, our results were in-line with the company’s expectations heading into the quarter," said Ted Doheny, President and Chief Executive Officer.  "Our customers are taking unprecedented actions on their equipment fleets to conserve cash as commodity prices have weakened. This has adversely impacted our incoming order rate, particularly in the U.S. coal and copper markets.  In the face of these difficult conditions, we continued to aggressively reduce costs and tightly control trade working capital and capital expenditures, resulting in another quarter of strong cash generation."

"I am very proud of the resiliency of the Joy Global team.  These market conditions require tough, decisive action on costs and our team continues to deliver on this challenge while remaining intensely focused on helping our customers solve their toughest operational challenges.  The ultimate result of these actions will make us a stronger company that is able to respond to both current and future demand."

Bookings - (in millions)
	Quarter Ended
	January 29, 2016	January 30, 2015	% Change
Segment:
Underground	$281	$407	(31)%
Surface	286	311	(8)%
Eliminations	(17)	(18)
Total Bookings by Segment	$550	$700	(21)%

Product:
Service	$432	$524	(18)%
Original Equipment	118	176	(33)%
Total Bookings by Product	$550	$700	(21)%

Consolidated bookings in the first quarter totaled $550 million, a decrease of 21 percent versus the first quarter of last year. Original equipment orders decreased 33 percent while service orders were down 18 percent compared to the prior year. Current quarter bookings were reduced by $50 million from the impact of foreign currency exchange movements versus the year ago period, a $15 million decrease for original equipment and a $35 million decrease for service bookings. After adjusting for foreign currency exchange, orders were down 14 percent compared to the first quarter of last year, with original equipment orders down 24 percent and service orders down 11 percent.

Bookings for underground mining machinery decreased 31 percent in comparison to the first quarter of last year. Original equipment orders decreased 39 percent compared to the prior year. Original equipment orders declined in all regions except in Eurasia and Africa. Service orders decreased 27 percent compared to the prior year, with decreases in all regions except Eurasia and Australia. Orders for underground mining machinery were reduced by $39 million from the impact of foreign currency exchange compared to the first quarter of last year.

Bookings for surface mining equipment decreased 8 percent in comparison to the prior year first quarter. Original equipment orders decreased 19 percent compared to the prior year. Original equipment orders decreased in all regions except Australia. Service orders decreased 6 percent compared to the prior year, with declines in all regions except Latin America, which was flat, Eurasia and Australia. Orders for surface mining equipment were reduced by $11 million from the impact of foreign currency exchange compared to the first quarter of last year.

Backlog at the end of the first quarter was $897 million, up from $873 million at the beginning of the year.

Net Sales - (in millions)
	Quarter Ended
	January 29, 2016	January 30, 2015	% Change
Segment:
Underground	$274	$385	(29)%
Surface	277	347	(20)%
Eliminations	(25)	(28)
Total Net Sales by Segment	$526	$704	(25)%

Product:
Service	$410	$515	(20)%
Original equipment	116	189	(39)%
Total Net Sales by Product	$526	$704	(25)%

Consolidated net sales totaled $526 million, a 25 percent decrease versus the first quarter of last year. Original equipment sales decreased 39 percent and service sales decreased 20 percent compared to the prior year. Current quarter net sales were reduced by $31 million from the impact of foreign currency exchange movements versus the year ago period, a $4 million decrease for original equipment and a $27 million decrease for service sales. When adjusting for foreign currency exchange, sales were down 21 percent compared to the first quarter of last year with original equipment sales down 36 percent and service sales down 15 percent.

Net sales for underground mining machinery decreased 29 percent in comparison to the first quarter of last year. Original equipment sales decreased 43 percent compared to the prior year, with declines in all regions except Eurasia. Service sales decreased 22 percent compared to the prior year, with an increase in Eurasia and a slight increase in Australia more than offset by decreases in all other regions. The most significant reduction was from North America coal. Net sales for underground mining machinery were reduced by $20 million from the impact of foreign currency exchange compared to the prior year first quarter.

Net sales for surface mining equipment decreased 20 percent in comparison to the first quarter of last year. Original equipment sales decreased 33 percent compared to the prior year, with an increase in North America more than offset by declines in all other regions. Service sales decreased 16 percent compared to the prior year, with declines in all regions with the most significant reduction coming from North America. Net sales for surface mining equipment were reduced by $11 million from the impact of foreign currency exchange compared to the first quarter of last year.

Operating (Loss) Income - (in millions)
	Quarter Ended
	January 29, 2016	January 30, 2015	Return on Sales
			2016	2015
Underground	$(38.5)	$42.2	(14.0)%	11.0%
Surface	7.8	31.3	2.8%	9.0%
Corporate Expenses	(7.5)	(8.7)
Eliminations	(6.9)	(6.4)
Operating (Loss) Income	(45.1)	58.4	(8.6)%	8.3%
Restructuring charges	26.7	0.7	5.1%	0.1%
Mark to market pension income	—	(3.2)	—%	(0.4)%
Excess purchase accounting	—	0.2	—%	—%
Adjusted Operating (Loss) Income	$(18.4)	$56.1	(3.5)%	8.0%

Operating loss for the first quarter of fiscal 2016 totaled $45 million, compared to operating income of $58 million in the first quarter of fiscal 2015. The first quarter of fiscal 2016 included an aggregate negative impact of $27 million from restructuring charges compared to a cumulative net $2 million positive impact in the first quarter of fiscal 2015 for restructuring charges, mark to market pension income and excess purchase accounting charges. The $75 million year over year decrease in adjusted operating income in the quarter, was due to the loss of margin on lower sales volumes, unfavorable product mix, and lower manufacturing absorption which was partially offset by savings from the company's cost reduction programs and lower incentive based compensation.

During the first quarter, we continued restructuring activities to align the company's workforce and overall cost structure with current and anticipated levels of future demand. The restructuring activities in the current quarter of $27 million were primarily in the underground North America and China regions, and consisted mainly of employee severance and termination costs and accelerated depreciation. Additional restructuring charges in the range of $20 million to $30 million are expected in fiscal 2016 as the company continues to reduce staffing levels and optimize its global manufacturing and service footprint.

Adjusted (Loss) Earnings per Share Reconciliation
	Quarter Ended
	January 29, 2016		January 30, 2015
	Dollars in millions	Fully Diluted EPS	Dollars in millions	Fully Diluted EPS
Operating (loss) income	$(45.1)		$58.4
Interest expense, net	12.1		12.9
Income tax (benefit) expense	(17.0)		15.0
Net (loss) income and (loss) earnings per share	(40.2)	$(0.41)	30.5	$0.31
Restructuring charges, net of tax	18.7	0.19	0.5	—
Mark to market pension income, net of tax	—	—	(2.3)	(0.02)
Excess purchase accounting, net of tax	—	—	0.1	—
Net discrete tax (benefits) charge	(0.9)	(0.01)	0.4	—
Adjusted net (loss) income and adjusted (loss) earnings per share	$(22.4)	$(0.23)	$29.2	$0.29

Fully diluted loss per share for the first quarter of fiscal 2016 totaled $0.41. This compared to fully diluted earnings per share of $0.31 in the first quarter of fiscal 2015. The first quarter of fiscal 2016 included a net negative impact of $0.18 per share for restructuring charges and a net discrete tax benefit, compared to a positive net impact of $0.02 per share in the first quarter of fiscal 2015. Fully diluted loss per share for the first quarter of fiscal 2016 does not give effect to dilution from the effect of outstanding equity awards because doing so would have been antidilutive.

The effective income tax rate was 29.7 percent for the first quarter of fiscal 2016. Excluding restructuring charges and net discrete tax benefits in the first quarter of fiscal 2016, the effective income tax rate was 26.7 percent. The effective income tax rate for the year will be negatively impacted by an increase in the amount of losses with no current recognizable benefit.

Liquidity

Cash provided by continuing operations was $109 million for the first quarter of fiscal 2016, compared to $18 million used by continuing operations in the first quarter of fiscal 2015. The increase in cash from continuing operations during the first quarter versus the year ago period was primarily due to increased cash from trade working capital, which was partially offset by lower earnings.

Capital expenditures were $8 million in the first quarter of fiscal 2016, compared to $22 million in the prior year first quarter.

As of the end of the fiscal first quarter 2016, we had $708 million available for borrowings under our credit agreement.  In December 2015, the credit agreement was amended to increase the maximum consolidated leverage ratio starting in the second quarter of 2016 and continuing through to the first quarter of 2018, with a maximum ratio of 4.5x for the fourth quarter of 2016 through the second quarter of 2017.  As of the end of the first quarter of 2016, we are comfortable with our ability to meet the amended covenants.

During the first quarter, we did not repurchase any shares of our common stock. Since inception of the share repurchase program in the fourth quarter of fiscal 2013, we have repurchased 9.8 million shares of common stock for $533 million, leaving $467 million available under the current Board authorization.

Adjusted sales, adjusted net (loss) income and adjusted diluted (loss) earnings per share metrics are non-GAAP measures that remove the effect of certain items and are provided to present consistency to aid investors in comparing our operating results across periods. These measures are not purported to be alternatives to diluted earnings per share or net income presented in accordance with GAAP.

Market Outlook

Despite the expectation for marginal global growth improvement in 2016, weakening Chinese and emerging market demand have cast a shadow on global markets. While supply curtailments were beginning to rebalance some commodity markets, a broad-based weakening of commodity demand has exacerbated the situation and resulted in commodity prices falling over 10 percent on average during our fiscal first quarter.

Nowhere have headwinds increased more than in the U.S. coal market. In addition to ongoing regulatory forces, U.S. coal is facing a number of market-based challenges. Strong natural gas production and elevated inventories are driving sustained gas prices well below $2.50/mmBtu which is pressuring coal burn. Additionally, mild weather and reduced coal burn demand has seen coal inventories rise to historic levels, which will need to be reduced before production returns. These factors are likely to result in U.S. coal production falling upwards of 100 million tons in 2016, which is greater than previously expected. Coal burn throughout the remainder of the year will continue to hinge on weather and natural gas pricing. However, it is expected that U.S. coal burn will decline upwards of 65mt as utility inventories are reduced from current historic levels.

While there have been recent signs of supply rationalization in seaborne thermal coal markets, seaborne demand, particularly from China, is slowing at a quicker pace, which has resulted in seaborne prices drifting lower towards $45 per tonne. Given the weakening demand outlook from increasing headwinds to global growth, further supply curtailments will be necessary to rebalance the market.

Increasing concerns regarding the strength of Chinese copper demand have driven prices lower over the last several months with spot prices averaging just $2.05 per pound thus far in 2016. Copper prices are expected to remain under pressure near-term as new supply enters the market and demand remains relatively weak.

After declining by 3 percent in 2015, global steel production is expected to be relatively flat in 2016 as capacity cuts and reduced output from China continues. The health of the global steel market remains the driving force behind seaborne met coal and iron ore markets. Current met coal prices are down around 30 percent from a year-ago with the current quarterly contract of $81 per tonne at an all-time low. While curtailment announcements continue, seaborne supply has been slow to react.

Similarly, the seaborne iron ore market remains well supplied amidst a declining demand environment. The combination of these factors has reduced iron ore prices to approximately $40 per tonne. While Chinese production is off nearly 10 percent from peak levels, new low-cost supply additions have exceeded higher-cost production curtailments. These factors combined with weaker demand will likely result in iron ore prices trending at or below $40 per tonne.

With limited scope for an improvement in commodity prices, mining companies are being forced to take unprecedented measures to defer spending on equipment maintenance and procurement. Strained cash flows among our customers are expected to drive further delays in maintenance work and original equipment purchases.

Company Outlook

"We will continue to control those factors which we can," continued Doheny.   "With the increased challenges in some of our end markets, we are further leveraging our footprint optimization and other operational excellence strategies across the business and are now targeting over $100 million in cost reductions for the year.  We will also remain focused on driving additional cash gains through improved working capital performance and monetization of non-core assets.

"Our key product development programs are moving forward and we are seeing successes in field trials on our hybrid excavator and our underground hard rock loader.  We believe that these organically developed machines will deliver significant value to our customers and we look forward to delivering them to the market place later this year and into 2017.  Providing customers with highly differentiated equipment and service systems solutions to improve safety and lower their cost per ton is the core of our strategy.

“Taking into account current weaker market conditions, we now expect sales and earnings for the year excluding restructuring charges and mark to market pension adjustments to be towards the middle of our previous guidance range of $2.4 billion to $2.6 billion for sales and $0.10 to $0.50 for adjusted earnings per fully diluted share. With regard to phasing across the fiscal year, we expect all of our adjusted earnings will come in the second half of the fiscal year."

Quarterly Conference Call

Management will host a quarterly conference call to discuss the Company's first quarter results at 11:00 a.m. Eastern time on March 3, 2016. Interested parties can listen to the call by dialing 888-504-7966 in the United States or 719-325-2437 outside of the United States, access code #7285398, at least 15 minutes prior to the 11:00 a.m. Eastern start time of the call. A rebroadcast of the call will be available until the close of business on March 24, 2016 by dialing 888-203-1112 or 719-457-0820, access code #7285398.

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://investors.joyglobal.com/events.cfm. To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call. A replay of the webcast will be available until the close of business on May 2, 2016.

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in mining equipment and services for surface and underground mining.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “indicate,” “intend,” “may be,” “objective,” “plan,” “potential” “predict,” “should,” “will be,” and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from any forward-looking statement. In addition, certain market outlook information and other market statistical data contained herein is based on third party sources that we cannot independently verify, but that we believe to be reliable. Forward-looking statements contained herein are made only as to the date of this press release and we undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Important factors that could cause our actual results to differ materially from the results anticipated by the forward-looking statements include (i) risks associated with general economic conditions and cyclical economic conditions affecting the global mining industry, (ii) risks associated with the international and U.S. commodity markets for coal, copper and other materials mined by our customers, (iii) risks of international operations, including currency fluctuations, (iv) risks associated with acquisitions, (v) risks associated with indebtedness, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets and other risks, as well as the risks, uncertainties and cautionary statements set forth in our public filings with the Securities and Exchange Commission.

JOY-F

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Quarter Ended
	January 29, 2016	January 30, 2015

Net sales	$526,300	$703,873
Costs and expenses:
Cost of sales	438,256	517,569
Product development, selling and administrative expenses	110,413	130,394
Restructuring charges	26,659	665
Other income	(3,941)	(3,213)
Operating (loss) income	(45,087)	58,458

Interest expense, net	12,116	12,957
(Loss) income before income taxes	(57,203)	45,501

(Benefit) provision for income taxes	(16,982)	14,976
Net (loss) income	$(40,221)	$30,525

Basic (loss) earnings per share	$(0.41)	$0.31

Diluted (loss) earnings per share	$(0.41)	$0.31

Dividends per share	$0.01	$0.20

Weighted average shares outstanding:
Basic	97,851	97,547
Diluted	97,851	98,138

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 29, 2016	October 30, 2015
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$139,933	$102,885
Accounts receivable, net	650,931	812,073
Inventories	962,663	1,007,925
Other current assets	110,879	145,559
Total current assets	1,864,406	2,068,442

Property, plant and equipment, net	752,448	792,032
Other intangible assets, net	249,678	255,710
Goodwill	354,627	354,621
Deferred income taxes	149,641	118,913
Other assets	109,934	122,728
Total assets	$3,480,734	$3,712,446

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term borrowings, including current portion of long-term obligations	$29,532	$26,321
Trade accounts payable	216,408	275,789
Employee compensation and benefits	78,743	90,335
Advance payments and progress billings	235,508	229,470
Accrued warranties	50,518	52,146
Other accrued liabilities	211,368	225,277
Current liabilities of discontinued operations	11,582	11,582
Total current liabilities	833,659	910,920

Long-term obligations	992,740	1,060,643

Other liabilities:
Liability for postretirement benefits	17,296	19,540
Accrued pension costs	178,513	175,699
Other non-current liabilities	114,108	125,635
Total other liabilities	309,917	320,874

Shareholders' equity	1,344,418	1,420,009

Total liabilities and shareholders' equity	$3,480,734	$3,712,446

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Quarter Ended
	January 29, 2016	January 30, 2015
Operating Activities:
Net (loss) income	$(40,221)	$30,525
Depreciation and amortization	40,087	33,679
Other adjustments to continuing operations, net	17,021	8,322
Changes in working capital items attributed to continuing operations:
Accounts receivable, net	146,678	138,034
Inventories	26,917	(113,544)
Trade accounts payable	(54,900)	(65,315)
Advance payments and progress billings	8,957	42,497
Other working capital items	(35,950)	(92,553)
Net cash provided (used) by operating activities of continuing operations	108,589	(18,355)

Investing Activities:
Property, plant, and equipment acquired	(8,103)	(22,258)
Proceeds from sale of property, plant and equipment	9,167	756
Other investing activities, net	122	141
Net cash provided (used) by investing activities	1,186	(21,361)

Financing Activities:
Common stock issued	—	273
Dividends paid	(997)	(19,489)
Financing fees	(1,011)	—
Treasury stock purchased	—	(50,000)
Payments on credit agreement	(58,600)	—
Changes in short term and other long term obligations, net	(6,194)	—
Other financing activities, net	—	440
Net cash used by financing activities	(66,802)	(68,776)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(5,925)	(9,373)

Increase (Decrease) in Cash and Cash Equivalents	37,048	(117,865)
Cash and Cash Equivalents at the Beginning of Period	102,885	270,191
Cash and Cash Equivalents at the End of Period	$139,933	$152,326

Supplemental cash flow information:
Interest paid	$8,421	$15,098
Income taxes (refunded) paid	(8,108)	22,773
Depreciation and amortization by segment:
Underground	$22,420	$19,188
Surface	16,741	13,789
Corporate	926	702
Total depreciation and amortization	$40,087	$33,679

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	January 29, 2016	January 30, 2015	Change
Net Sales By Segment:
Underground	$274,494	$384,663	$(110,169)	(29)%
Surface	276,572	347,036	(70,464)	(20)%
Eliminations	(24,766)	(27,826)	3,060
Total Sales By Segment	$526,300	$703,873	$(177,573)	(25)%

Net Sales By Product:
Service	$410,620	$515,180	$(104,560)	(20)%
Original Equipment	115,680	188,693	(73,013)	(39)%
Total Sales By Product	$526,300	$703,873	$(177,573)	(25)%

Net Sales By Geography:
United States	$139,022	$248,361	$(109,339)	(44)%
Rest of World	387,278	455,512	(68,234)	(15)%
Total Sales By Geography	$526,300	$703,873	$(177,573)	(25)%

Operating (Loss) Income By Segment:			% of Net Sales
Underground	$(38,450)	$42,230	(14.0)%	11.0%
Surface	7,788	31,346	2.8%	9.0%
Corporate	(7,529)	(8,662)
Eliminations	(6,896)	(6,456)
Total Operating (Loss) Income	$(45,087)	$58,458	(8.6)%	8.3%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	January 29, 2016	January 30, 2015	Change
Bookings By Segment:
Underground	$280,879	$406,909	$(126,030)	(31)%
Surface	285,953	310,799	(24,846)	(8)%
Eliminations	(17,018)	(17,558)	540
Total Bookings By Segment	$549,814	$700,150	$(150,336)	(21)%

Bookings By Product:
Service	$431,672	$524,145	$(92,473)	(18)%
Original Equipment	118,142	176,005	(57,863)	(33)%
Total Bookings By Product	$549,814	$700,150	$(150,336)	(21)%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Amounts as of:
	January 29, 2016	October 30, 2015	July 31, 2015	May 1, 2015
Backlog By Segment:
Underground	$548,262	$541,877	$693,473	$765,580
Surface	403,391	394,010	477,555	514,497
Eliminations	(54,660)	(62,407)	(48,775)	(16,184)
Total Backlog By Segment	$896,993	$873,480	$1,122,253	$1,263,893

Backlog By Product:
Service	$414,685	$393,633	$528,581	$568,372
Original Equipment	482,308	479,847	593,672	695,521
Total Backlog By Product	$896,993	$873,480	$1,122,253	$1,263,893

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended January 29, 2016
	Underground	Surface	Corporate	Eliminations	Total
Operating (Loss) Income by Segment:
Operating (Loss) Income	$(38,450)	$7,788	$(7,529)	$(6,896)	$(45,087)
Restructuring charges	25,700	564	395	—	26,659
Adjusted Operating (Loss) Income	$(12,750)	$8,352	$(7,134)	$(6,896)	$(18,428)

	Quarter Ended January 30, 2015
	Underground	Surface	Corporate	Eliminations	Total
Operating (Loss) Income by Segment:
Operating (Loss) Income	$42,230	$31,346	$(8,662)	$(6,456)	$58,458
Restructuring charges	446	219	—	—	665
Mark to market pension income	—	—	(3,177)	—	(3,177)
Excess purchase accounting	152	—	—	—	152
Adjusted Operating (Loss) Income	$42,828	$31,565	$(11,839)	$(6,456)	$56,098